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                                                               Exhibit 4.2.1



                 SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT


         This Second Amendment to Note Purchase Agreement ("Amendment"), dated as of August 31, 2001, by and between Gardner Denver Inc., a Delaware corporation (the "Company") and Metropolitan Life Insurance Company ("Metropolitan Life").

         WITNESSETH:

         WHEREAS, the Company and Metropolitan Life are parties to that certain Note Purchase Agreement dated as of September 26, 1996 (together with all exhibits, schedules, attachments and dependencies thereto, the "Agreement"); and

         WHEREAS, pursuant to, and under the terms of the Agreement, Metropolitan Life is the purchaser and the holder of all of the Notes (as defined in the Agreement) issued by the Company; and

         WHEREAS, the Company has requested that the Agreement be amended to permit certain Subsidiaries to execute and deliver the guaranties required by the Credit Agreement (as defined in the Agreement) (the "Subsidiary Guaranties"), provided that Metropolitan Life receives like guaranties from those Subsidiaries on terms no less favorable to Metropolitan Life than those contained in the Subsidiary Guaranties given to the Lenders as required by the Note Purchase Agreement; and

         WHEREAS, Metropolitan Life is willing to so amend the Agreement as requested by the Company pursuant to and upon the terms and conditions of this Amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Metropolitan Life hereby agrees as follows:

         1. The definition of "Credit Agreement" set forth in Schedule B of the Note Purchase Agreement being "Defined Terms" is hereby amended as follows:

         "Credit Agreement" means (a) that certain Credit Agreement dated as of January __, 1998, among the Company, the Lenders named therein, First National Bank of Chicago, as Agent for said Lender and as LC Issuer as may be amended, supplemented, restated or otherwise modified from time to time,
(b) that certain Credit Agreement dated as of August 31, 2001, among the Company, the Lenders named therein, Bank One, N.A., as Agent for the Lenders as the same may be amended, supplemented, restated or otherwise modified from time to time, or (c) any other credit agreement (i) issued, entered into or otherwise given in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute, supplement or refund all or any portion of the Company's indebtedness evidenced by the Credit Agreement referred to in clause (a) and (b) above, or (ii) issued in connection with the acquisition of any new subsidiary, as otherwise permitted under the terms of this Agreement.

         2. Except as expressly amended hereby, the Agreement and all other documents executed in connection therewith shall remain unaltered and in full force and effect. The Agreement, as amended hereby, and all rights and powers created thereby or thereunder or under such other documents are in all respects ratified and confirmed. From and after the date hereof, the Agreement shall be deemed to be amended and modified as herein provided, but except as so amended and modified, the Agreement shall continue in full force and effect. The Agreement and this Amendment shall be read, taken and construed as one and the same instrument. On and after the date hereof the terms "Agreement" as used in the Agreement and all other references to the Note Purchase Agreement in the Agreement and the documents executed in connection therewith and/or herewith or any other instrument, document or writing executed by the Company or any other person or furnished to Metropolitan Life by

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the Company or any other person in connection herewith or therewith shall mean the Note Purchase Agreement as amended hereby.

         3. The Company represents and warrants to Metropolitan Life that
(i) this Amendment has been duly authorized, executed and delivered on its behalf, and the Agreement, as amended and supplemented hereby constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, except to the extent that a remedy or default may be determined by a court of competent jurisdiction to constitute a penalty and except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws pertaining to creditors rights or the general principles of equity, (ii) no default or event of default has occurred and is continuing under the Agreement and
(iii) the representations and warranties set forth in Section 5 of the Agreement are true and correct as of the date hereof.

         4. This Amendment shall not be effective until Metropolitan Life shall have received (a) duly executed and delivered Guaranties from the Subsidiaries and (b) a copy of the executed Credit Agreement (being the Credit Agreement dated as of August 31, 2001), including the Subsidiary Guaranties, to the extent not already in the possession of Metropolitan Life.

         5. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, including the signatures thereon, but all of which together shall constitute one and the same instrument.

         6. Except as otherwise specified herein, this Amendment embodies the entire agreement and the understanding between the Company and Metropolitan Life with respect to the subject matter hereof and supersedes all prior Agreements, consents and understandings relating to any amendment of the Agreement.



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         IN WITNESS WHEREOF, the Company and Metropolitan Life have caused this Amendment to be duly executed as of the date first herein above written.


                                     GARDNER DENVER INC.


                                     By:
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                                     METROPOLITAN LIFE INSURANCE COMPANY


                                     By:
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